Exhibit 99.1
                                                                  NEWS RELEASE
Paramark Enterprises, Inc.
One Harmon Plaza
Secaucus, NJ  07094
Media Contact:    Alan Gottlich             (201) 422-0910  Ext. 18

           PARAMARK ENTERPRISES, INC. ANNOUNCES EXECUTION OF AGREEMENT

         Secaucus, N.J. - July 8, 1998 - Paramark Enterprises, Inc. announced today that it has executed an agreement with Triarc Restaurant Group, pursuant to which Paramark will sell its T.J. Cinnamons(R) wholesale distribution rights and will assign all of its franchise agreements for T.J. Cinnamons(R) full concept bakeries to a subsidiary of Triarc Restaurant Group.
         Paramark will continue to distribute certain T.J. Cinnamons(R) branded products during a transition period ending on December 31, 1998, to certain supermarket and wholesale club accounts. The transaction is subject to the approval of Paramark Enterprises, Inc.'s shareholders and other customary closing conditions.
         The agreement provides for an aggregate purchase price of $4,000,000 and a contingent additional payment of up to $1,000,000, based on achieving certain specified sales targets for the fiscal year ending December 31, 1998. Paramark will retain all liabilities relating to all aspects of its business for all periods prior to the closing.
         "This transaction will provide the Company with the cash resources necessary to continue to develop and expand its business as a specialty bakery products manufacturer and distributor for products other than T.J. Cinnamons(R) related products" noted Charles Loccisano, Chairman and CEO of Paramark Enterprises, Inc.
         Paramark Enterprises, Inc., is a publicly held company head quartered in Secaucus, New Jersey, whose common stock, Class A Warrants and Class B Warrants trade on the OTC Bulletin Board under the symbols TJCI, TJCIW, and TJCIZ respectively.

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